Exhibit 3.2.1

LTC PROPERTIES, INC.

FIRST AMENDMENT TO RESTATED BYLAWS

Effective April 17, 2020, the Bylaws of LTC Properties, Inc. (the “Corporation”) as restated June 2, 2015 (the “Restated Bylaws”) are hereby amended as follows:

1.              Section 1.01 of Article I thereof is deleted in its entirety and replaced by the following:

Section 1.01   PLACE. All meetings of the holders of the issued and outstanding capital stock of the Corporation (the “Stockholders”) shall be held at the principal office of the Corporation in Westlake Village, California or at such other place as shall be determined by the Board of Directors and stated in the notice of the meeting. In accordance with, and subject to, applicable law, the Board of Directors may determine that a meeting of stockholders not be held at any place but instead may be held solely by means of remote communication.

2.              Section 8.01 of Article VIII thereof is deleted in its entirety and replaced by the following:

Section 8.01   NOTICES. Whenever notice is required to be given pursuant to these Bylaws, it shall be construed to mean either written notice personally served against written receipt, or notice in writing transmitted by mail, by depositing the same in a post office or letter box, in a post-paid sealed wrapper, addressed, if to the Corporation, at the principal office of the Corporation, 2829 Townsgate Road, Suite 350, Westlake Village, California 91361 (or any subsequent address selected by the Board of Directors notice of which is given to the Stockholders), attention President, or if to a Stockholder, Director or Officer, at the address of such person as it appears on the books of the Corporation or in default of any other address at the general post office situated in the city or county of his or her residence. Unless otherwise specified, notice sent by mail shall be deemed to be given at the time the same shall be thus mailed. Notices to Directors or Officers may also be given by electronic mail, telegraph or telecopy.

The Restated Bylaws, as amended by this First Amendment, shall be the Bylaws of the Corporation until further amended or amended and restated.